UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 4, 2012

MERITAGE HOMES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	1-9977	86-0611231
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17851 N. 85th Street, Suite 300, Scottsdale, Arizona		85255
(Address of Principal Executive Offices)		(Zip Code)

(480) 515-8100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

As previously disclosed, since 2008, we have been in litigation initiated by the lender group regarding a large Nevada-based land acquisition and unconsolidated development joint venture known as South Edge or Inspirada in which the lenders were seeking damages on the basis of enforcement of completion guarantees and other related claims (JP Morgan Chase Bank, N.A. v. KB HOME Nevada, et al., U.S. District Court, District of Nevada (the “Litigation”)). Our interest in this joint venture is comparatively small, totaling 3.53%, but we have vigorously defended and otherwise sought resolution of these actions. We are the only builder joint venture partner to have timely performed its obligations with respect to takedowns of lots from the joint venture, having completed our first takedown in April 2007 and having tendered full performance of our second and final takedown in April 2008. On December 9, 2010, three of the lenders filed a petition seeking to place the venture into an involuntary bankruptcy. On June 6, 2011, we received a demand letter from the lenders, requesting full payment of $13.2 million the lenders claimed to be owed under the springing repayment guarantee, including past-due interest and penalties. The lenders claim that the involuntary bankruptcy filed by three of the co-lenders triggered the springing repayment guarantee.

We contend that the lenders do not have an enforceable position associated with their $13.2 million claim, and we do not believe we should be required to pay such amount because, among other reasons, the lenders breached their contract with us by refusing to accept the April 2008 tender of our performance and by refusing to release their lien in connection with our second and final takedown in this project. Neither do we believe the repayment guarantee could be triggered by the lenders’ filing of the involuntary bankruptcy.

On September 4, 2012, we received an unfavorable ruling in the Litigation (the “Order”). The Court denied our Cross-Motion for Summary Judgment and granted, in part, and denied, in part, JPMorgan Chase Bank’s Motion for Summary Judgment. The Court granted JPMorgan Chase Bank’s motion for summary judgment, holding that, among other things, JPMorgan Chase Bank has standing to enforce the springing repayment guarantee and that Meritage is liable under that guarantee. The Court denied JPMorgan Chase Bank’s motion for summary judgment with respect to the amount of Meritage’s liability under the springing repayment guarantee, and will allow the parties to conduct discovery on the damages calculation, which calculation still must be proven and established.

We continue to review and analyze the Court’s Order and disagree with many of its conclusions and rulings and we are considering our options for challenging the Order through whatever procedural means are available. We further believe that certain of the joint venture’s co-venturers (KB Home, Toll Brothers, Pardee Homes and Beazer Homes (the “Settling Builders”) are liable to Meritage for any amounts that we may ultimately be determined to be liable to JPMorgan Chase Bank for, and we intend to vigorously pursue our available remedies against the Settling Builders. As a result of the Order, Meritage anticipates increasing its reserves relating to this litigation to approximate our estimated potential exposure in this litigation. Such increase is expected to result in a charge during the third quarter of 2012 in the range of $8 million to $9 million.

This Form 8-K includes forward-looking statements, including our statements about the strength of our positions in the Litigation, our anticipated response to the Court’s Order and the amount of additional reserves that will be recorded in connection therewith. The inherent uncertainty of litigation could cause actual results to differ materially from our statements, as well as other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2011 under the caption “Risk Factors.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 6, 2012

MERITAGE HOMES CORPORATION

/s/ Larry W. Seay
By:	Larry W. Seay
Executive Vice President and Chief Financial Officer

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